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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               PG&E CORPORATION
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


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Notes:

[LOGO OF PG&E]  PG&E Corporation and Pacific Gas and Electric Company
                -----------------------------------------------------
                Joint Notice of 1997 Annual Meetings . Joint Proxy Statement

                                  March 3, 1997

To the Shareholders of PG&E Corporation and Pacific Gas and Electric Company (PG&E):

       You are cordially invited to attend the first annual meeting of PG&E Corporation and the 91st annual meeting of Pacific Gas and Electric Company. The meetings will be held concurrently on Wednesday, April 16, 1997, at 10:00 a.m., in the Masonic Auditorium, 1111 California Street, San Francisco, California.

       On January 1, 1997, PG&E Corporation became the holding company of PG&E. All outstanding shares of PG&E common stock became shares of PG&E Corporation common stock on that date. The outstanding shares of PG&E preferred stock remain unchanged. Therefore, if you hold shares of common stock, your stock is in PG&E Corporation and if you hold shares of preferred stock, your stock is in PG&E.

       The accompanying Joint Proxy Statement contains information about matters to be considered at both the PG&E Corporation and PG&E annual meetings. At the annual meetings, PG&E Corporation and PG&E shareholders will be asked to vote on the election of directors and ratification of the selection of independent public accountants for 1997 for their respective companies. The Boards of Directors and management of PG&E Corporation and PG&E recommend that you vote "FOR" the nominees for directors and the ratification of the appointment of Arthur Andersen LLP as the independent public accountants for 1997, as set forth in the Joint Proxy Statement.

       In addition to the matters described above, PG&E Corporation shareholders will be asked to vote on the proposals submitted by individual PG&E Corporation shareholders described in the Joint Proxy Statement, if such proposals are properly presented at the annual meeting. For the reasons stated in the Joint Proxy Statement, the PG&E Corporation Board of Directors and management recommend that PG&E Corporation shareholders vote "AGAINST" these proposals.

       Your vote on the business at the annual meeting is important. Whether or not you plan to attend, please sign, date, and return your proxy as soon as possible in the envelope provided so that your shares can be represented at the annual meeting. If you hold shares in both PG&E Corporation and PG&E, you will be provided with a proxy card for each company. Be sure to return both proxy cards in the envelopes provided.

       During the annual meetings, PG&E Corporation and PG&E management also will report on operations and other matters affecting PG&E Corporation and PG&E, act on such other matters as may properly be presented at the meetings, and respond to shareholders' questions.

                                    Sincerely,

                                    /s/ Stanley T. Skinner

                                    Stanley T. Skinner
                                    Chairman of the Board and
                                    Chief Executive Officer of
                                    PG&E Corporation and PG&E

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                               Table of Contents



Joint Notice of Annual Meetings of Shareholders

Joint Proxy Statement

  General Information                                                          1

  Item No. 1: Election of Directors                                            2

  Information Regarding the Boards of Directors of PG&E Corporation and PG&E   6

  Item No. 2: Ratification of Appointment of Independent Public Accountants   11

  Item Nos. 3-8: Shareholder Proposals                                        12
                 (To Be Voted on by PG&E Corporation Shareholders Only)

  Executive Compensation                                                      19

  Other Information                                                           28

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                Joint Notice of Annual Meetings of Shareholders
           of PG&E Corporation and Pacific Gas and Electric Company


                                                    March 3, 1997

To the Shareholders of PG&E Corporation and Pacific Gas and Electric Company (PG&E):

               The annual meetings of shareholders of PG&E Corporation and PG&E will be held concurrently in the Masonic Auditorium, 1111 California Street, San Francisco, California, on Wednesday, April 16, 1997, at 10:00 a.m., for the purpose of considering the following proposals:

   (1) For PG&E Corporation and PG&E shareholders, to elect the following 16 directors to each Board for the ensuing year:

               Richard A. Clarke           Mary S. Metz
               Harry M. Conger             Rebecca Q. Morgan
               David A. Coulter            Samuel T. Reeves
               C. Lee Cox                  Carl E. Reichardt
               William S. Davila           John C. Sawhill
               Robert D. Glynn, Jr.        Alan Seelenfreund
               David M. Lawrence, MD       Stanley T. Skinner
               Richard B. Madden           Barry Lawson Williams

   (2) For PG&E Corporation and PG&E shareholders, to ratify each Board of Directors' appointment of Arthur Andersen LLP as independent public accountants for 1997 for PG&E Corporation and PG&E;

   (3) For PG&E Corporation shareholders only, to act upon the six proposals submitted by PG&E Corporation shareholders and described on pages 12-18 of the Joint Proxy Statement, if such proposals are properly presented at the meeting; and

   (4) For PG&E Corporation and PG&E shareholders, to transact such other business as may properly come before the meetings and any adjournments or postponements thereof.

        Shareholders of record of PG&E Corporation and PG&E at the close of business on February 18, 1997, and valid proxyholders may attend and vote at the respective annual meetings. If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting, please obtain from the firm or trustee a letter or other evidence of your beneficial ownership of those shares to facilitate your admittance to the meeting. If you are a participant in the PG&E Corporation Dividend Reinvestment Plan, please note that the
PG&E Corporation proxy covers all shares of common stock in your account, including any shares which may be held in that Plan. If you hold shares in both PG&E Corporation and PG&E, you will be provided with a proxy card for each company. Please return both proxy cards in the envelopes provided.

                                By Order of the Boards of Directors,

                                /s/ Leslie H. Everett

                                Leslie H. Everett
                                Corporate Secretary, PG&E Corporation
                                Vice President and Corporate Secretary, PG&E

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                                PG&E Corporation
                        Pacific Gas and Electric Company

                              Joint Proxy Statement

Introduction

      This Joint Proxy Statement is provided to the shareholders of PG&E Corporation and Pacific Gas and Electric Company ("PG&E") in connection with their respective annual meetings of shareholders and any adjournments or postponements thereof. The annual meetings are scheduled to be held concurrently at 10:00 a.m., Wednesday, April 16, 1997, at the Masonic Auditorium, 1111 California Street, San Francisco, California.

      As a result of the holding company formation merger approved by PG&E shareholders at their 1996 annual meeting (the "Merger"), on January 1, 1997, the outstanding shares of PG&E common stock were converted, on a one-for-one basis, into shares of PG&E Corporation common stock. PG&E Corporation holds 100 percent of the issued and outstanding shares of PG&E common stock and approximately 95 percent of the total outstanding voting stock of PG&E. The outstanding shares of PG&E's first preferred stock are unchanged by the Merger and continue to be outstanding shares of PG&E.

General Information

      The Boards of Directors of PG&E Corporation and PG&E are soliciting proxies hereunder for use at their respective annual meetings to be held on April 16, 1997, and at any adjournments or postponements thereof, and a respective form of proxy is provided with this Joint Proxy Statement. This Joint Proxy Statement and the accompanying PG&E Corporation or PG&E proxy form were first mailed on or about March 3, 1997, to PG&E Corporation and PG&E shareholders, respectively, entitled to vote at the annual meetings.

      To the knowledge of the Boards of Directors of PG&E Corporation and PG&E, the only items of business to be considered at the meetings are listed in the preceding PG&E Corporation and PG&E Joint Notice of Annual Meetings of Shareholders and are explained in more detail on the following pages. By returning your signed proxy, you authorize the proxyholders named in the proxy to vote your shares as you indicate on these items of business and to vote your shares in accordance with management's best judgment in response to other proposals properly presented by others at the meeting.

      You may revoke your signed proxy at any time before it is exercised at the annual meeting. You may do this by advising the Corporate Secretary of PG&E Corporation or PG&E (as the case may be) in writing of your desire to revoke your proxy, or by submitting a duly executed proxy bearing a later date. You also may revoke your proxy by attending the annual meeting and indicating that you wish to vote in person.

      The Boards of Directors of PG&E Corporation and PG&E have established February 18, 1997, as the record date for the determination of shareholders of PG&E Corporation and PG&E entitled to receive notice of and to vote at their respective annual meetings. As of February 18, 1997, there were 416,528,027 shares of PG&E Corporation common stock, without par value, outstanding and entitled to vote at the PG&E Corporation annual meeting; each such share is entitled to one vote. As of February 18, 1997, there were 21,582,228 shares of PG&E first preferred stock, $25 par value, and 409,120,387 shares of PG&E common stock, $5 par value, outstanding and entitled to vote at the PG&E annual meeting; each such share is entitled to one vote.

      Shares represented by properly executed proxies received by PG&E Corporation or PG&E prior to or at the annual meetings will be voted at the respective annual meeting in accordance with the instructions specified in each proxy, and will be counted for purposes of establishing a quorum, regardless of how or whether such shares are voted on any specific proposal. If no instructions are specified in the PG&E Corporation proxy, the subject shares will be voted (i) FOR the election of the nominees of the PG&E Corporation Board of Directors, unless authority to vote is withheld as provided in the proxy,
(ii) FOR ratification of the appointment of Arthur Andersen LLP as PG&E Corporation's independent public accountants for 1997, and (iii) AGAINST each of the shareholder proposals that are properly presented at the meeting. If no instructions are specified in the PG&E proxy, the subject shares will be voted
(i) FOR the election of the nominees of the PG&E Board of Directors, unless authority to vote is withheld as provided in the proxy, and (ii) FOR ratification of the appointment of Arthur Andersen LLP as PG&E's independent public accountants for 1997.

      Other than with respect to the election of directors, each proposal which may be presented at the meeting must receive the affirmative vote of a majority of the shares represented and voting on the proposal. In addition, the affirmative votes must constitute at least a majority of the required quorum. PG&E Corporation and PG&E intend to count abstentions both for purposes of determining the presence or absence of a quorum and in the total number of shares represented and voting with respect to a proposal. Accordingly, abstentions will have the same effect as a vote against a proposal. Broker non-votes, if any, with respect to a proposal will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as shares represented and voting with respect to that proposal.



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                                   Item No. 1:
               Election of Directors of PG&E Corporation and PG&E

      Sixteen directors will be elected to serve on the Boards of Directors of PG&E Corporation and PG&E to hold office until the next annual meetings or until their successors shall be elected and qualified. The sixteen nominees for director of PG&E Corporation and the sixteen nominees for director of PG&E whom the respective Boards propose for election are the same. The composition of these identical slates of nominees is consistent with the policy of PG&E Corporation and PG&E that at least 75 percent of their Boards shall be composed of directors who are neither current nor former officers or employees of PG&E Corporation, PG&E, or any of their respective subsidiaries.

      Information is provided on the following pages about the nominees for directors, including their principal occupations for the past five years, certain other directorships, age, and length of service as a director of PG&E Corporation and PG&E. Membership on Board committees, attendance at Board and committee meetings, and ownership of stock in PG&E Corporation are indicated in separate sections following the individual resumes of the nominees.

      Directors of PG&E Corporation and PG&E are elected from those nominated based on a plurality of votes cast. The nominees receiving the highest number of affirmative votes (up to the number of directors to be elected) are elected. Votes against a nominee or votes withheld have no legal effect. Unless authority to vote is withheld or another contrary instruction is indicated, properly executed proxies received by PG&E Corporation or PG&E prior to or at the annual meetings will be voted FOR the election of the nominees listed on the following pages. All of the nominees named below have agreed to serve if elected. Should any of the nominees become unavailable at the time of the meeting to accept nomination or election as a director, the respective proxyholders named in the enclosed PG&E Corporation or PG&E proxy will vote for substitute nominees at their discretion.

 The Boards of Directors of PG&E Corporation and PG&E Recommend the Election of Their Respective Nominees for Director Presented in This Joint Proxy Statement.

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               Nominees for Directors of PG&E Corporation and PG&E
                            Biographical Information

[PHOTO]

Richard A. Clarke

Mr. Clarke is former Chairman of the Board of PG&E. He was Chairman of the Board of PG&E from May 1986 until his retirement in May 1995, and also was Chief Executive Officer of PG&E from May 1986 to June 1994. Mr. Clarke, 66, has been a director of PG&E since 1985 and a director of PG&E Corporation since December 1996. He also is a director of BankAmerica Corporation, Bank of America NT&SA, Consolidated Freightways, Inc., doing business as CNF Transportation, and Potlatch Corporation.

[PHOTO]

Harry M. Conger

Mr. Conger is Chairman of the Board of Homestake Mining Company. He was Chief Executive Officer of Homestake Mining Company from December 1978 until his retirement in May 1996, and continues to serve as a director of that company. Mr. Conger, 66, has been a director of PG&E since 1982 and a director of PG&E Corporation since December 1996. He also is a director of ASA Limited, Baker Hughes Inc., and CalMat Co.

[PHOTO]

David A. Coulter

Mr. Coulter is Chairman and Chief Executive Officer of BankAmerica Corporation (bank holding company) and Bank of America NT&SA and has been an executive officer of Bank of America for the past five years. Mr. Coulter, 49, has been a director of PG&E since May 1996 and a director of PG&E Corporation since December 1996.

[PHOTO]

C. Lee Cox

Mr. Cox is Vice Chairman of AirTouch Communications, Inc. and retired President and Chief Executive Officer of AirTouch Cellular (cellular telephone and paging services). He has been an executive officer of AirTouch Communications, Inc. and its predecessor, PacTel Corporation, for more than the past five years. Mr. Cox, 55, has been a director of PG&E since February 1996 and a director of PG&E Corporation since December 1996.

[PHOTO]

William S. Davila

Mr. Davila is President Emeritus of The Vons Companies, Inc. (retail grocery). He was President of The Vons Companies, Inc. from 1986 until his retirement in May 1992 and continues to serve as a director of that company. Mr. Davila, 65, has been a director of PG&E since 1992 and a director of PG&E Corporation since December 1996. He also is a director of Hormel Foods Corporation and Wells Fargo & Company.

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               Nominees for Directors of PG&E Corporation and PG&E
                                    Continued

[PHOTO]

Robert D. Glynn, Jr.

Mr. Glynn is President and Chief Operating Officer of PG&E Corporation and PG&E and has been an officer of PG&E for more than the past five years. Mr. Glynn, 54, has been a director of PG&E since 1995 and a director of PG&E Corporation since December 1996. He also is a director of URS Corporation.

[PHOTO]

David M. Lawrence, MD

Dr. Lawrence is Chairman and Chief Executive Officer of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals and has been an executive officer of those companies for more than the past five years. Dr. Lawrence, 56, has been a director of PG&E since 1995 and a director of PG&E Corporation since December 1996. He also is a director of Hewlett-Packard Company.

[PHOTO]

Richard B. Madden

Mr. Madden is former Chairman of the Board and Chief Executive Officer of Potlatch Corporation (diversified forest products). He was Chief Executive Officer of Potlatch Corporation from 1971 until his retirement in May 1994 and continues to serve as a director of that company. Mr. Madden, 67, has been a director of PG&E since 1977 and a director of PG&E Corporation since December 1996. He also is a director of Consolidated Freightways, Inc., doing business as CNF Transportation, and URS Corporation.

[PHOTO]

Mary S. Metz

Dr. Metz is Dean of University Extension, University of California, Berkeley and has held that position for more than the past five years. Dr. Metz, 59, has been a director of PG&E since 1986 and a director of PG&E Corporation since December 1996. She also is a director of Longs Drug Stores Corporation, Pacific Telesis Group, and Union Bank of California.

[PHOTO]

Rebecca Q. Morgan

Mrs. Morgan is President and Chief Executive Officer of Joint Venture: Silicon Valley Network (nonprofit collaborative formed to address critical issues facing Silicon Valley). She has held that position since September 1, 1993. Prior to that date, she was a California State Senator since 1984. Mrs. Morgan, 58, has been a director of PG&E since 1995 and a director of PG&E Corporation since December 1996.

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[PHOTO]

Samuel T. Reeves

Mr. Reeves is President of Pinnacle Trading, LLC (international investing). He has held that position since July 1, 1995. Prior to that date, he was President and Co-Chairman of the Board of Dunavant Enterprises, Inc. (cotton merchandising) from 1978 until his retirement in June 1995. Mr. Reeves, 62, has been a director of PG&E since 1992 and a director of PG&E Corporation since December 1996. He also is a director of Morgan Stanley Institutional Fund, Inc., Morgan Stanley Fund, Inc., and Morgan Stanley Universal Fund, Inc., registered investment companies, and Tiger Management Corporation.

[PHOTO]

Carl E. Reichardt

Mr. Reichardt is former Chairman of the Board and Chief Executive Officer of Wells Fargo & Company (bank holding company) and Wells Fargo Bank, N.A. He was an executive officer of Wells Fargo Bank, N.A. from 1978 until his retirement in December 1994 and continues to serve as a director of Wells Fargo & Company and Wells Fargo Bank, N.A. Mr. Reichardt, 65, has been a director of PG&E since 1985 and a director of PG&E Corporation since December 1996. He also is a director of Columbia/HCA Healthcare Corporation, ConAgra, Inc., Ford Motor Company, McKesson Corporation, Newhall Management Corporation, and SunAmerica, Inc.

[PHOTO]

John C. Sawhill

Dr. Sawhill is President and Chief Executive Officer of The Nature Conservancy (international environmental organization) and has held that position for more than the past five years. Dr. Sawhill, 60, has been a director of PG&E since 1990 and a director of PG&E Corporation since December 1996. He also is a director of The Vanguard Group, Inc. and each of the Vanguard Funds, registered investment companies, Procter and Gamble, and NACCO Industries, Inc.

[PHOTO]

Alan Seelenfreund

Mr. Seelenfreund is Chairman of the Board and Chief Executive Officer of McKesson Corporation (distributor of pharmaceuticals and health care products) and has been an executive officer of that company for more than the past five years. He will retire as Chief Executive Officer of McKesson Corporation, effective April 1, 1997. He will remain Chairman of the Board. Mr. Seelenfreund, 60, has been a director of PG&E since 1993 and a director of PG&E Corporation since December 1996.

[PHOTO]

Stanley T. Skinner

Mr. Skinner is Chairman of the Board and Chief Executive Officer of PG&E Corporation and PG&E and has been an executive officer of PG&E for more than the past five years. Mr. Skinner, 59, has been a director of PG&E since 1986 and a director of PG&E Corporation since December 1996. He also is a director of The Federal Reserve Bank of San Francisco.

[PHOTO]

Barry Lawson Williams

Mr. Williams is President of Williams Pacific Ventures, Inc. (venture capital and real estate, consulting, and mediation) and has been an executive officer of that company for more than the past five years. Mr. Williams, 52, has been a director of PG&E since 1990 and a director of PG&E Corporation since December 1996. He also is a director of APL Limited, Newhall Management Corporation, Tenera, Inc., and Simpson Manufacturing Co., Inc.

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                            Information Regarding the
                Boards of Directors of PG&E Corporation and PG&E

Board Committees

      The committees of the PG&E Corporation Board of Directors are the Executive Committee, Audit Committee, Capital Investment Committee, Finance Committee, Nominating and Compensation Committee, and Public Policy Committee. The Committees of the PG&E Board of Directors are the Executive Committee, Audit Committee, Finance Committee, Nominating and Compensation Committee, and Public Policy Committee. The composition of the Executive Committee, Audit Committee, Finance Committee, Nominating and Compensation Committee, and Public Policy Committee is the same for PG&E Corporation and PG&E. The membership and duties of the committees are as follows:

                                          Capital
    Executive         Audit               Investment
    Committees        Committees          Committee

    S. T. Skinner*    H. M. Conger*       C. E. Reichardt*
    H. M. Conger      C. L. Cox           R. B. Madden
    R. D. Glynn, Jr.  W. S. Davila        S. T. Reeves
    R. B. Madden      M. S. Metz          J. C. Sawhill
    M. S. Metz        R. Q. Morgan        B. L. Williams
    C. E. Reichardt   B. L. Williams

                      Nominating and
    Finance           Compensation        Public Policy
    Committees        Committees          Committees

    R. B. Madden*     C. E. Reichardt*    M. S. Metz*
    R. A. Clarke      D. M. Lawrence, MD  R. A. Clarke
    D. A. Coulter     S. T. Reeves        W. S. Davila
    C. E. Reichardt   J. C. Sawhill       R. D. Glynn, Jr.
    S. T. Skinner     A. Seelenfreund     J. C. Sawhill
    B. L. Williams

    *Chair

Executive Committees

      Each Executive Committee (no meetings held in 1996), subject to the provisions of law and certain limits imposed by the PG&E Corporation or PG&E Board (as the case may be), may exercise any of the powers and perform any of the duties of the PG&E Corporation or PG&E Board, respectively. The Executive Committees meet as needed.

Audit Committees

      The Audit Committees of PG&E Corporation and PG&E (four PG&E committee meetings held in 1996) satisfy themselves as to the independence and competence of PG&E Corporation's or PG&E's independent public accountants. They review with the independent accountants and with PG&E Corporation's or PG&E's officers and internal auditors the scope and results of the independent accountants' audit work, annual financial statements, internal accounting and control systems, and compliance with laws, regulations, policies, and programs. Each Audit Committee also recommends to the respective Board of Directors the firm of independent public accountants to be selected to audit the accounts, and makes further inquiries as it deems necessary or desirable to inform itself as to the conduct of PG&E Corporation's or PG&E's affairs. The Audit Committees are composed entirely of directors who are neither (a) present or former officers or employees of PG&E Corporation, PG&E, or any of their respective subsidiaries;
(b) consultants to PG&E Corporation, PG&E, or any of their subsidiaries; nor (c) officers or employees of any other corporation on whose board of directors any PG&E Corporation or PG&E officer serves as a member. One member of each Committee is appointed by the respective Board of Directors as the Committee's Chair.

Capital Investment Committee

      The Capital Investment Committee of PG&E Corporation advises and assists the PG&E Corporation Board on long-term capital investment strategies, and reviews, acts upon, or recommends Board action on specific investment and divestment opportunities. The Capital Investment Committee is composed entirely of directors who are neither (a) present or former officers or employees of PG&E Corporation or any of its subsidiaries; (b) consultants to PG&E Corporation or any of its subsidiaries; nor (c) officers or employees of any other corporation on whose board of directors any PG&E Corporation officer serves as a member. One member of the Committee is appointed by the PG&E Corporation Board of Directors as the Committee's Chair. The Committee was formed on January 1, 1997, and, therefore, held no meetings in 1996.

Finance Committees

      The Finance Committees of PG&E Corporation and PG&E (six PG&E committee meetings held in 1996) review and recommend to the PG&E Corporation or PG&E Board long-range financial policies and objectives, and actions required to achieve those objectives. Specifically, each Finance Committee reviews capital and operating budgets, current and projected financial results of operations, short-term and long-range financing plans, dividend policy, financial management of PG&E's retirement plan and other major investment trusts, risk management activities, and major commercial banking, investment banking, financial consulting, and other financial relations of PG&E Corporation or PG&E.

      Each Finance Committee is composed of the Chairman of the Board and of directors who are neither officers nor employees of PG&E Corporation or PG&E. One member of each Committee, who is neither a current nor former officer or employee of PG&E Corporation or PG&E, is appointed by the respective Board of Directors as the Committee's Chair.

Nominating and Compensation Committees

      The Nominating and Compensation Committees of PG&E Corporation and PG&E (five PG&E committee meetings held in 1996) review and make recommendations to the respective Board of Directors regarding the selection of nominees to serve as advisory directors and directors of PG&E Corporation or PG&E, and the compensation and benefit policies and practices of PG&E Corporation or PG&E. Each Committee reviews and approves the compensation of officers and certain non-officers of PG&E Corporation or PG&E except that of the Chairman of the Board and Chief Executive Officer, whose compensation is established by the full PG&E Corporation or PG&E Board upon recommendation of the respective Committee. Each Committee also reviews long-range planning for executive development and succession, and the composition and performance of the PG&E Corporation or PG&E Board. Each Nominating and Compensation Committee is composed entirely of directors who are neither (a) present or former officers or employees of PG&E Corporation, PG&E, or any of their respective subsidiaries; (b) consultants to PG&E Corporation, PG&E, or any of their subsidiaries; nor (c) officers or employees of any other corporation on whose board of directors any PG&E Corporation or PG&E officer serves as a member. One member of each Committee is appointed by the respective Board of Directors as the Committee's Chair.

      Each Nominating and Compensation Committee will consider nominees recommended by shareholders for election to the respective Board of Directors. The names of such nominees, accompanied by relevant biographical information, should be submitted in writing to the Corporate Secretary of PG&E Corporation or PG&E (as the case may be). Each Nominating and Compensation Committee seeks qualified, dedicated, and highly regarded individuals who have experience relevant to PG&E Corporation's and PG&E's business operations, who understand the complexities of PG&E Corporation's and PG&E's business environment, and who will represent the best interests of PG&E Corporation, PG&E, and their respective shareholders. In accordance with PG&E's long-standing commitment to equal opportunity, each Committee continues to seek qualified women and minority candidates for the respective Board.

Public Policy Committees

      The Public Policy Committees of PG&E Corporation and PG&E (three PG&E committee meetings held in 1996) advise the respective Board of Directors regarding public policy issues which could significantly affect PG&E Corporation's or PG&E's customers, shareholders, or employees, or the communities which PG&E Corporation or PG&E serves.

      Each Public Policy Committee reviews PG&E Corporation's or PG&E's policies and practices to protect and improve the quality of the environment, to support and contribute to charitable and community service organizations, to ensure equal opportunity in hiring and promoting employees, and to encourage development of minority-owned and women-owned businesses as suppliers to PG&E Corporation or PG&E. One member of each Committee, who is neither a current nor former officer or employee of PG&E Corporation, PG&E, or their respective subsidiaries, is appointed by the respective Board of Directors as the Committee's Chair.

Attendance at Board and Committee Meetings

      There was one meeting of the PG&E Corporation Board of Directors in 1996. Attendance at this meeting was 100%. There were no meetings of any PG&E Corporation Board committees in 1996.

      Fourteen meetings of the PG&E Board of Directors and 18 meetings of the PG&E Board committees were held in 1996. Overall attendance at such meetings was 93%. Individual attendance at meetings of the Board of Directors and Board committees was as follows: R. A. Clarke 100%, H. M. Conger 89%, D. A. Coulter 82%, C. L. Cox 93%, W. S. Davila 86%, R. D. Glynn, Jr. 100%, D. M. Lawrence 83%,
R. B. Madden 90%, M. S. Metz 100%, R. Q. Morgan 89%, S. T. Reeves 100%, C. E. Reichardt 92%, J. C. Sawhill 100%, A. Seelenfreund 74%, S. T. Skinner 100%, and
B. L. Williams 100%.

Compensation of Directors

      Each director who is not an officer or employee of PG&E Corporation or PG&E receives a quarterly retainer of $5,500 plus a fee of $1,000 for each Board or Board committee meeting attended. Non-employee directors who chair Board committees receive an additional quarterly retainer of $625. Under the Directors' Deferred Compensation Plan, directors of PG&E Corporation or PG&E may elect to defer with interest all or part of such compensation for varying periods.

      No director who serves on both the PG&E Corporation and PG&E Boards and corresponding committees is paid additional compensation for concurrent service on PG&E's Board or its committees, except that separate meeting fees are paid for each meeting of the PG&E Board, or one of the PG&E Board committees, that is not held concurrently or sequentially with a meeting of the PG&E Corporation Board or a corresponding PG&E Corporation Board committee. Additional meeting fees also are paid for attendance at meetings of the Capital Investment Committee of the PG&E Corporation Board. It is the usual practice of PG&E Corporation and PG&E that meetings of the PG&E Corporation and PG&E Boards, and corresponding committees, are held concurrently with each other and a single meeting fee is paid to each Director for each set of meetings.

      In addition, directors of PG&E Corporation or PG&E are reimbursed for reasonable expenses incurred in attending Board or committee meetings. Directors of PG&E Corporation or PG&E also are reimbursed for reasonable expenses incurred in connection with other activities undertaken on behalf of or for the benefit of PG&E Corporation or PG&E.

      Effective January 1, 1997, the PG&E Retirement Plan for Non-Employee Directors was terminated except for retired directors currently receiving benefits under the plan. Benefits under the PG&E Retirement Plan for Non-Employee Directors were similar to benefits provided under the PG&E Corporation Retirement Plan for non-employee directors described below.

      The PG&E Corporation Retirement Plan for Non-Employee Directors provides a retirement benefit for non-employee directors with at least five years of service on the PG&E Corporation Board or prior to January 1, 1997, the PG&E Board. Eligible retirees are entitled to receive quarterly payments equal to the number of quarters that they served on the Board. The amount of the quarterly payment is equal to the quarterly retainer as of the date of the director's retirement. Indemnity policies cover a portion of the accrued benefits earned under the PG&E Retirement Plan for Non-Employee Directors and the PG&E Directors' Deferred Compensation Plan in the event that benefits are not paid when due. Simultaneous service on both Boards does not duplicate benefits earned under the plans.

      Pursuant to the PG&E Corporation Restricted Stock Plan for Non-Employee Directors, which was adopted effective as of January 1, 1996, on the first business day of each year, each non-employee director of PG&E Corporation receives restricted shares of PG&E Corporation common stock having a market value of $10,000 on the date of grant. Stock awarded under the plan vests over the five-year period following the award, except that all shares vest immediately at the time of mandatory retirement from the PG&E Corporation Board, upon a director's death or disability, or in the event of a change in control. Unvested shares are forfeited if the recipient ceases to be a director for any other reason. The Restricted Stock Plan for Non-Employee Directors originally was adopted as a PG&E plan and was approved by the shareholders at PG&E's 1996 annual meeting. The plan was assumed by PG&E Corporation effective January 1, 1997, in connection with the formation of the holding company. For 1997, 473 restricted shares of PG&E Corporation common stock were issued to each person who was a non-employee director of PG&E Corporation on January 2, 1997.

      Mr. Clarke, a director of PG&E Corporation and PG&E, was paid $7,200 during 1996 for professional services rendered in reviewing documents, providing testimony, and appearing at hearings relating to a regulatory proceeding that was pending at the California Public Utilities Commission.

      PG&E Corporation and PG&E officers who also are directors receive no additional compensation for services as a member of the PG&E Corporation or PG&E Board, any Board committee, or the Board or any Board committee of any subsidiary.

Certain Relationships and Related Transactions

      Mr. Coulter, a director of PG&E Corporation and PG&E, is Chairman and Chief Executive Officer of BankAmerica Corporation and Bank America NT&SA, which was paid approximately $626,847 in fees by PG&E and its subsidiaries during 1996 in connection with providing credit and banking services to PG&E and its subsidiaries in the normal course of business. Such credit arrangements and services are expected to continue to be provided to PG&E Corporation, PG&E, and their respective subsidiaries in the future. Mr. Coulter has no personal interest in these transactions.

      Mr. Cox, a director of PG&E Corporation and PG&E, also is Vice Chairman of AirTouch Communications, Inc. and retired President and Chief Executive Officer of AirTouch Cellular, which were paid approximately $1,042,466 in fees by PG&E during 1996 in connection with providing cellular telephone and paging services to PG&E in the normal course of business. Such services are expected to continue to be provided to PG&E Corporation, PG&E, and their respective subsidiaries in the future. Mr. Cox has no personal interest in these transactions.

      Dr. Lawrence, a director of PG&E Corporation and PG&E, also is Chairman and Chief Executive Officer of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals, which were paid approximately $21,980,178 in fees by PG&E and its subsidiaries during 1996 in connection with providing health care services for employees, retirees, and surviving dependents in the normal course of business. Such services are expected to continue to be provided in the future. Dr. Lawrence has no personal interest in these transactions.

      Mrs. Morgan, a director of PG&E Corporation and PG&E, also is President and Chief Executive Officer of Joint Venture: Silicon Valley Network (JVSV Network), a nonprofit collaborative. As part of PG&E's overall efforts to retain customers and to stimulate the economy in PG&E's service territory, in 1996 PG&E provided $100,000 of support to JVSV Network. PG&E expects to continue providing support to JVSV Network in the future. Mrs. Morgan has no personal interest in these transactions.

Board of Directors Retirement Policy

      It is the policy of the Boards of Directors of PG&E Corporation and PG&E that a person may not be designated as a candidate for election or re-election as a director of PG&E Corporation or PG&E after he or she has reached the age of 70.

Security Ownership of Management

      The following table sets forth the number of shares of PG&E Corporation common stock beneficially owned (as defined in the rules of the Securities and Exchange Commission) as of January 31, 1997, by the directors of PG&E Corporation and PG&E, the nominees for director, the executive officers named in the Summary Compensation Table on page 24, and all directors and executive officers of PG&E Corporation and PG&E as a group. The number of shares shown for each such person, and for the directors, nominees for director, and executive officers as a group, constituted less than 1% of the outstanding shares of PG&E Corporation common stock. On January 1, 1997, as a result of the formation of the holding company, the shares of PG&E common stock previously held by all such directors, nominees for director, and executive officers were converted into shares of PG&E Corporation common stock. As of January 31, 1997, no director, nominee for director, or executive officer owned shares of any class of PG&E securities.


                                                  (A)                        (B)                    (C)
                                                Current                Vested Options to
Name                                        Stock Ownership(1)      Purchase Common Stock(2)        Total
Richard A. Clarke                                 12,201                    125,000                137,201
Harry M. Conger                                    5,968                                             5,968
David A. Coulter                                   1,170                                             1,170
C. Lee Cox                                         2,315                                             2,315
William S. Davila                                  6,493                                             6,493
Robert D. Glynn, Jr.                               4,969                     23,334                 28,303
David M. Lawrence, MD                                826                                               826
Richard B. Madden                                  3,826                                             3,826
Mary S. Metz                                       4,030                                             4,030
Rebecca Q. Morgan                                  1,975                                             1,975
Samuel T. Reeves                                  13,826                                            13,826
Carl E. Reichardt                                  2,826                                             2,826
John C. Sawhill                                   25,918                                            25,918
Alan Seelenfreund                                  1,326                                             1,326
Stanley T. Skinner                                20,144                     48,334                 68,478
Barry Lawson Williams                              3,090                                             3,090
James D. Shiffer(3)                                5,652                     30,001                 35,653
Robert J. Haywood(3)                                 110                     13,000                 13,110
Gordon R. Smith(3)                                 4,945                     17,500                 22,445
Bruce R. Worthington(3)                            3,274                      9,667                 12,941

     All directors and executive
     officers as a group (23 persons)            129,669                    327,336                457,005

(1) Includes any shares held in the name of the spouse, minor children, or other relatives sharing the home of the director or executive officer and, in the case of executive officers, includes shares held in PG&E's Savings Fund Plan. Except as otherwise indicated below, the directors, nominees for director, and executive officers have sole voting and investment power over the shares shown. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of the shares held.

      Also includes the following shares of PG&E Corporation common stock in which the beneficial owners share voting and investment power: Mr. Coulter, 509 shares; Mr. Cox, 1,509 shares; Mr. Davila, 200 shares; Mr. Madden, 3,000 shares; Dr. Metz, 1,803 shares; Mr. Reeves, 5,000 shares; Mr. Smith, 3,884 shares; and all directors and executive officers as a group, 15,906 shares.

(2) Includes shares of PG&E Corporation common stock which the executive officers have the right to acquire within 60 days of January 31, 1997, through the exercise of vested stock options granted under the PG&E Corporation Stock Option Plan. The executive officers have neither voting power nor investment power with respect to shares shown unless and until such shares are purchased through the exercise of the options, pursuant to the terms of the Stock Option Plan.

(3) Messrs. Shiffer, Haywood, Smith, and Worthington are executive officers named in the Summary Compensation Table on page 24.

--------------------------------------------------------------------------------
                                   Item No. 2:

          Ratification of Appointment of Independent Public Accountants


      On the recommendation of their respective Audit Committees, the Boards of Directors of PG&E Corporation and PG&E have selected Arthur Andersen LLP as the independent public accountants to examine the financial statements of PG&E Corporation, PG&E, and their respective subsidiaries for the year 1997. Arthur Andersen LLP has been employed to perform this function for PG&E since 1981.

      One or more representatives of Arthur Andersen LLP will be present at the annual meetings, and will have the opportunity to make a statement and to respond to appropriate questions.

      Although this appointment is not required to be submitted to a vote of the shareholders, the Boards of Directors of PG&E Corporation and PG&E believe it is appropriate as a matter of policy to request that the shareholders ratify the appointment. If the shareholders should not ratify the appointment, the PG&E Corporation and PG&E Audit Committees will investigate the reasons for rejection by the shareholders and each Board of Directors will reconsider the appointment.

      The affirmative vote of a majority of the shares represented and voting on the proposal is required to ratify the appointment of the independent public accountants. Abstentions will have the same effect as a vote against the proposal. Unless marked to the contrary, properly executed proxies received by PG&E Corporation or PG&E prior to or at the annual meetings will be voted for this proposal.

        The Boards of Directors of PG&E Corporation and PG&E Recommend a Vote FOR the Proposal To Ratify the Appointment of Arthur Andersen LLP.



--------------------------------------------------------------------------------
    If you do not hold any shares of PG&E Corporation common stock, you are not entitled to vote on the following six shareholder proposals.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 Item Nos. 3-8:

                              Shareholder Proposals

             For Consideration by PG&E Corporation Shareholders Only


      The following proposals have been submitted by shareholders for action at the PG&E Corporation annual meeting. To be approved, each properly presented proposal must receive the affirmative vote of a majority of the PG&E Corporation shares represented and voting on the proposal and the affirmative votes must constitute at least a majority of the required quorum. Abstentions will be counted in the number of shares represented and voting and will have the same effect as a vote against the proposal. Broker non-votes with respect to a particular proposal will be counted for purposes of determining the presence or absence of a quorum, but will not be counted in the number of shares represented and voting on the proposal. Proxies solicited by the PG&E Corporation Board of Directors will be voted "AGAINST" these proposals unless PG&E Corporation shareholders specify otherwise in their proxies.

Item No. 3: Shareholder Proposal Regarding Lead Director and Vice Chairman

      Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California, 90278, on behalf of Ray T. Chevedden and Veronica G. Chevedden, Trustees of the Ray T. Chevedden and Veronica G. Chevedden Family Trust, holder of 3,000 shares of PG&E Corporation common stock, has given notice of his intention to present the following proposal for action at the PG&E Corporation annual meeting:

            "Resolved: Shareholders recommend the Board of Directors and Management take the necessary steps to ensure that from now forward the Board have an outside independent Lead Director and Vice Chairman for creative and independent oversight of management that will improve PG&E performance.

      "Supporting Statement

            "An outside independent Lead Director and Vice Chairman will enable PG&E to better meet the challenge PG&E highlighted in its 1996 proxy as the need `to respond to the changing operational, regulatory, and economic environment for utilities' in the new competitive environment of deregulation.

            "The outside independent Lead Director and Vice Chairman will result in a creative and independent chemistry and oversight for management that will improve its performance. The outside independent Lead Director and Vice Chairman will heighten the performance and accountability of PG&E Management and its Board of Directors.

            "Additionally, this is a small list of the concerns to shareholders, employees, customers and stakeholders that call for heightened Management & Board of Directors performance, vigilance and accountability:

            PG&E cuts dividend 39%.
                  The Los Angeles Times                  October 17, 1996

            PG&E rates 40% above national average.
                  San Francisco Chronicle                March 30, 1996

            PG&E to pay $333 million in pollution suit.
                  San Francisco Chronicle                July 2, 1996

            PG&E saddled with some of the highest electrical costs in the nation.
                  San Francisco Chronicle                May 14, 1996

            State Senator wants stricter PG&E Standards, denouncing PG&E slow response to last winter's record power outages.
                  San Francisco Chronicle                June 8, 1996

            PG&E blew customer calls during storm, Judge says.
                  San Francisco Chronicle                July 4, 1996

            Fire toll sparks anger at PG&E.
                  San Francisco Chronicle                August 11, 1996

            "Due to these concerns, shareholders may also wish to consider withholding their votes for the Board of Directors. There is virtually no chance that the Directors will not be elected, but withholding 10% or more of the vote will convey a powerful message that the shareholders are concerned about corporate performance, profitability and customer service.

            "An important role for the outside independent Lead Director/Vice Chairman, the Directors and Management is to consider for implementation these good corporate governance policies:

            1. Delete pensions for the Board, pensions that endanger the Board's independence. Directors don't need a PG&E pension because they already have other pensions.
            2. Adopt a secret PG&E proxy ballot, like our national Presidential and Congressional elections.
            3. To tabulate unmarked PG&E proxies in the same proportion as the overall vote.
            4. All Management and Board stock options require the respective stock to be held for 3 years after leaving the company, to ensure PG&E focus on long-term profitability.
            5. Board members must not be employed by a customer, supplier or provider of professional services to PG&E or be on more than 3 Boards including PG&E.

            "Vote yes for this resolution: Recommend the Board of Directors take the necessary steps to ensure that starting now that PG&E have the advantage of an Independent Lead Director and Vice Chairman to increase the opportunity for the above good corporate governance practices being implemented."

   The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This
                                   Proposal.

      In March 1995, the PG&E Board of Directors adopted a comprehensive set of corporate governance guidelines. These guidelines set forth the PG&E Board's positions with respect to fundamental governance issues such as composition of the Board, independence of directors, characteristics of directors, assessment of Board and Board committee performance, director compensation, formal evaluation of the Chief Executive Officer, and management development and succession planning. On the basis of these guidelines and the PG&E Board's involvement in the process to review and adopt the guidelines, the California Public Employees' Retirement System (CalPERS) awarded PG&E an "A+" for its response to CalPERS' survey of the corporate governance practices of the 300 largest U.S. public companies. In December 1996, in anticipation of the formation of the holding company, the PG&E Corporation Board of Directors adopted a set of corporate governance guidelines substantially identical to those adopted by the PG&E Board.

      Among the corporate governance guidelines adopted by the PG&E Corporation and PG&E Boards are policies which call for 75 percent of the respective Boards to be composed of directors who are neither current nor former employees of PG&E Corporation, PG&E, or any of their subsidiaries. Of the sixteen directors of PG&E Corporation, only two directors are also PG&E employees, and only one director is a former PG&E employee. The Board believes that none of the directors who are affiliated with other companies which are customers or suppliers of, or providers of services to, PG&E Corporation, PG&E, or their affiliates possesses a personal interest in the transactions which would compromise his or her independence or preclude the ability to faithfully fulfill fiduciary duties to the Corporation's shareholders. The Audit Committees and the Nominating and Compensation Committees of the PG&E Corporation and PG&E Boards, and the Capital Investment Committee of the PG&E Corporation Board, are each composed entirely of independent directors, i.e., directors who are neither
(a) current nor former employees of nor consultants to the Corporation or its subsidiaries, nor (b) current nor former officers or employees of any other corporation on whose board of directors any officer of PG&E Corporation or PG&E (as the case may be) serves as a member. Finally, the corporate governance guidelines provide that the independent directors meet in executive session at least once a year, without directors who are current or former officers of PG&E Corporation or PG&E.

      The PG&E Corporation Board of Directors believes that its current Board structure and corporate governance policies ensure independent oversight of management and that each director provides creative and valuable advice. The Board believes that implementing an inflexible requirement to appoint an independent Lead Director and Vice Chairman would not be in the best interests of shareholders and that the structure of the PG&E Corporation Board, within the corporate governance guidelines adopted by the Board, is best determined by the Board.

      The proponent also has included suggested corporate governance policies in his supporting statement which are not subject to a separate vote by shareholders, and therefore will not be addressed in detail. The PG&E Corporation Board of Directors believes that the existing policies and procedures with respect to director compensation, proxy tabulation and voting, stock options, and director independence reflect the Corporation's commitment to good corporate governance practices and adequately protect the interests of the Corporation's shareholders.

      For these reasons, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

Item No. 4: Shareholder Proposal Regarding Board Attendance

      Mr. Sidney Dishal, 9 Selborne Drive, Piedmont, California, 94611, holder of 1,600 shares of PG&E Corporation common stock, has given notice of his intention to present the following proposal for action at the PG&E Corporation annual meeting:

            "The shareholders of PG&E request that the Board of Directors take the necessary steps to ensure that effective for meetings subsequent to the 1997 Annual Meeting every Director shall be required to have a minimum of 90% attendance at all Board meetings and such Committee meetings as requested. Any Director with an attendance less than 90% shall be removed from the Board."

In support of this proposal, Mr. Dishal has submitted the following statement:

            "It is doubtful that there is anyone who holds a job with an attendance record of 75% to 89%, so why should a Board member be allowed to do so? To be an effective member of the Board, an attendance record of 90% is essential. This creates a board which will be a positive and productive force in building a strong company. Particularly at this crucial time with deregulation."

   The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This
                                   Proposal.

      The Board of Directors agrees that attendance by each Board member at all meetings of the Board and of Board committees of which the director is a member is important for effective Board and Committee functioning. However, the Board of Directors does not agree that the inability to attend 90 percent of all such meetings, including unscheduled Board and Committee meetings, should disqualify a director from being eligible to serve.

      Each year, the schedule of regular Board and Committee meetings is established in advance and provided to each director. However, each year, a number of unscheduled meetings are held where advance notice of the meeting date is not possible. For these unscheduled meetings, it is unlikely that all directors will be able to attend due to prior commitments. In addition, there may be extenuating circumstances that prevent a director from attending all Board and Committee meetings. Therefore, the Board of Directors does not agree that the inability to attend 90 percent of all meetings should disqualify a director from being eligible to serve.

      Further, if the proposal were approved by shareholders, the recommended action could not be legally implemented. The proposal recommends the removal of any director who attended less than 90 percent of all Board and Committee meetings. Under California law, with limited exceptions, no director can be removed without the affirmative vote of a majority of the outstanding shares.

      For these reasons, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

Item No. 5: Shareholder Proposal Regarding Restricted Stock Plan for
            Non-Employee Directors

      Mr. Milton Greenstein, 162 Selborne Way, Moraga, California, 94556, as Trustee of the M. & M. Greenstein Trust, holder of 3,909 shares of PG&E Corporation common stock, has given notice of his intention to present the following proposal for action at the PG&E Corporation annual meeting:

            "Shareholders of PG&E Corporation recommend that the Board of Directors take the necessary steps to repeal the restricted stock plan as a future retirement benefit for non-employee Directors. Any stock issued to date shall be fully vested and remain with the Directors in conformance with existing contract agreements."

In support of this proposal, Mr. Greenstein has submitted the following statement:

            "I can see absolutely no reason to give the Directors a raise, which is what the Plan is doing. I have heard nothing to the effect that the Board was doing anything to offset the forthcoming deregulation. With Board members attending meetings ranging from 15 to 26 in 1995, there has to be reason to give them a raise."

   The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This
                                   Proposal.

      The Restricted Stock Plan for Non-Employee Directors was approved by shareholders at the 1996 annual meeting. That action reflects the belief that a significant portion of directors' compensation should be tied directly to the value of PG&E Corporation stock.

      Under the Plan, each non-employee director receives restricted shares of PG&E Corporation common stock having a market value of $10,000 on the first business day of each year during the term of the Long-Term Incentive Program. Stock awarded under the Plan vests over the five-year period following the date of the award. During the vesting period the restricted shares may not be sold. Unvested shares are forfeited if the recipient ceases to be a director for any other reason other than mandatory retirement at age 70, death or disability, or a change in control. The value of the shares awarded under the Plan could increase or decline, a risk shared by all PG&E Corporation shareholders.

      PG&E Corporation must offer a competitive compensation package to attract and retain highly qualified people to serve as directors. PG&E Corporation regularly surveys the compensation of directors at other large utilities and other industrial companies with the assistance of an independent compensation consultant. According to data from these surveys, PG&E Corporation's total director compensation package, including the award of restricted shares under the Plan, is within the range of compensation provided by the surveyed companies both in the overall value of the compensation and in the type of compensation provided.

      For these reasons, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

Item No. 6: Shareholder Proposal Regarding Proxy Voting

      Ms. Jane Q. Kennedy, 1109 Greenwich, San Francisco, California, 94109, holder of 705 shares of PG&E Corporation common stock, has given notice of her intention to present the following proposal for action at the PG&E Corporation annual meeting:

            "WHEREAS the usual practice for annual meeting ballots is to include a statement to the effect `if no direction is made the proxy will be voted for the positions held by the company management.'

            "This skews the voting result and does not reflect the desires of voting stockholders. In a political election it would be tantamount to counting those that do not vote as being in favor of the incumbent.

            "THEREFORE, it is resolved that shareholders recommend that the Board of Directors take the necessary steps to cause proxy balloting to be tabulated as in favor, opposed and not voting with the decision determined by the count of in favor and opposed."

   The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This
                                   Proposal.

      When a shareholder returns a properly executed but unmarked proxy to PG&E Corporation, the shareholder has voted. PG&E Corporation's proxy statement and proxy card clearly state that, if no instructions are specified in a properly signed proxy that is returned in a timely manner, the subject shares will be voted in accordance with the recommendations of the Board of Directors. It is common practice among publicly held corporations that those shareholders who properly sign and return their unmarked proxy are voting in accordance with the recommendations of the board of directors. Additionally, federal proxy rules promulgated by the Securities and Exchange Commission (SEC) explicitly recognize and permit this practice.

      This shareholder proposal appears to assume that many shareholders who sign and return unmarked proxy cards do not intend to cast any vote--an assumption that PG&E Corporation believes is incorrect. Rather, every shareholder who returns a properly signed but unmarked proxy card has made a decision to cast a vote as recommended by the Board of Directors, as is clearly explained in the proxy statement and proxy card. PG&E Corporation's Board of Directors is obligated to recognize the opinions of all shareholders who wish to participate, whether those shareholders choose to do so by marking the proxy card with a specific vote or by returning a signed but unmarked proxy card with the knowledge that their shares will be voted in accordance with the Board's recommendations. If the shareholders approved this proposal and if the Corporation implemented the recommendation contained in the proposal for future annual meetings, shareholders who wish to vote in accordance with management's recommendations would no longer have the ability to sign and return an unmarked proxy card since shares represented by signed but unmarked proxies would be considered "not voting."

      Finally, the proxy statement and proxy card state that properly executed and returned proxies grant discretionary voting authority to the proxyholders to vote on matters which may be presented unexpectedly at the meeting and on certain other matters. If the proponent's proposal were approved by the shareholders and implemented, this discretionary voting authority would be eliminated, thereby depriving those shareholders who intended to be represented by proxy at the meeting from having their shares voted with respect to such other matters.

      The Board of Directors believes that PG&E Corporation's present voting procedures, which follow California state law, SEC rules, and customary practice among public corporations, are appropriate and essential for good corporate governance.

      For these reasons, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

Item No. 7: Shareholder Proposal Regarding Compensation of Directors

      Mr. Nick Rossi, P.O. Box 249, Boonville, California, 95415, holder of 600 shares of PG&E Corporation common stock, has given notice of his intention to present the following proposal for action at the PG&E Corporation annual meeting:

            "The shareholders of Pacific Gas and Electric request the Board of Directors take the necessary steps to amend the company's governing instruments to adopt the following:

            "Beginning on the 1998 Pacific Gas and Electric fiscal year all members of the Board of Director's total compensation will be solely in shares of Pacific Gas and Electric common stock each year. No other compensation of any kind will be paid. Including, the elimination of retirement benefits to directors, excluding existing contracts with directors."

In support of this proposal, Mr. Rossi has submitted the following statement:

            "For many years the Rossi family have been submitting for shareholder vote, at this corporation as well as other corporations, proposals aimed at putting management on the same playing field as the shareholders. This proposal would do just that.

            "A few corporations have seen the wisdom in paying directors solely in stock. Most notably, Scott Paper (now Kimberly Clark) and Travelers. Ownership in the company is the American way. We feel that this method of compensation should be welcomed by anyone who feels they have the ability to direct a major corporation's fortunes.

            "The directors would receive shares each year. If the corporation does well, the directors will make more money in the value of the stock they receive and the dividend that usually rise with more profits. If things go bad, they will be much more inclined to correct things, because it will be coming directly out of their pockets. Instead of the way it is done now, where directors receive the same compensation for good or bad performance."

   The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This
                                   Proposal.

      PG&E Corporation believes that a portion of its directors' compensation should be composed of equity ownership in the Corporation. At PG&E's 1996 annual meeting, the shareholders approved the Restricted Stock Plan for Non-Employee Directors, a new component of the Long-Term Incentive Program. Under that plan, each non-employee director receives restricted shares of PG&E Corporation common stock having a market value of $10,000 on the first business day of each year during the term of the Long-Term Incentive Program. Stock awarded under the plan vests over the five-year period following the date of the award, except that all shares vest immediately upon mandatory retirement from the Board at age 70, upon a director's death or disability, or in the event of a change in control. Unvested shares are forfeited if the recipient ceases to be a director for any other reason. PG&E Corporation believes that the annual stock awards made under this plan will more closely align the interests of directors and shareholders. In addition, PG&E Corporation has a program through which directors may, at their option, reinvest all or a portion of their non-stock retainers and fees in PG&E Corporation common stock, thereby facilitating their increased stock ownership over time.

      PG&E Corporation does not agree that directors should be paid solely in stock. PG&E Corporation desires to have a diverse Board and requiring that all compensation paid to directors be in the form of stock could discourage or prevent highly qualified individuals from serving on the Board in the future.

      PG&E Corporation must offer a competitive compensation package to attract and retain highly qualified people to serve as directors. PG&E Corporation regularly surveys the compensation of directors at other large utilities and other industrial companies with the assistance of an independent compensation consultant. According to data from these surveys, PG&E Corporation's total director compensation package is within the range of compensation provided by the surveyed companies both in the overall value of the compensation and in the type of compensation provided, including retirement benefits.

      For these reasons, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

Item No. 8: Shareholder Proposal Regarding PG&E's Action on Proposition 209

      Mr. Lawrence C. Wanlass, 11476 Ghirardelli Court, Gold River, California, 95670, holder of 2,046 shares of PG&E Corporation common stock, has given notice of his intention to present the following proposal for action at the PG&E Corporation annual meeting:

            "It is proposed that the following resolution be voted upon by the shareholders in conjunction with the 1997 annual meeting.

            "Be it RESOLVED that the shareholders of the Pacific Gas and Electric Company take exception to the action of the company's Chief Executive Officer and the elected Directors of the company in actively opposing the California Civil Rights Initiative (CCRI), Proposition 209, leading up to the November 5, 1996 California election.

            "Be it further RESOLVED that a wiser course of action would have been to leave this question of the use of quotas and preferences, which the company states it does not employ, to the voters."

In support of this proposal, Mr. Wanlass has submitted the following statement:

            "PG&E's CEO and elected Directors should NOT have actively opposed the California Civil Rights Initiative (CCRI), known as Proposition 209 on the California November 5, 1996 election ballot for the following reasons:

            "It was unnecessary and contradictory. Unnecessary because a statement extolling PG&E's good affirmative action record would have been sufficient. Contradictory because CCRI dealt with quotas and preferences (as legally determined by the courts), which PG&E states it does not employ and opposes.

            "It politicized the company. Whatever may have been gained by siding with Democrats over this highly divisive issue was lost by deeply offending Republican office holders.

            "It was unwise. The Directors are elected by the shareholders, whom they represent. It is a far reach to believe that the company's shareholders are being adequately represented through support of quotas and preferences, which, in turn, are contrary to the 14th amendment to the U.S. Constitution and to the Civil Rights Act of 1964.

            "Further to the above, the ROLE of shareholders of PG&E, as with many other corporations, is too often minimized. The CEO and the Directors need to be REMINDED that the shareholders are the owners of the corporation. In a letter to me, dated August 21, 1996, Mr. Stanley Skinner in his CEO capacity justified opposition to 209 by citing as his constituent groups the corporation's employees, suppliers, and various minority groups. All of these are important, but he made no mention of the shareholders. In his response to this proposal, I believe he will tell you that everything he does is in support of the shareholders. This is too easy as an answer; and with regard to Proposition 209, it is NOT ADEQUATE.

            "A LINE needs to be drawn beyond which shareholders will not be pushed."

   The Board of Directors of PG&E Corporation Recommends a Vote AGAINST This
                                   Proposal.

      If adopted, this shareholder proposal would limit severely the ability of PG&E Corporation to lobby on behalf of proposed legislation and statewide initiatives, or to advocate the business interests of our shareholders. PG&E opposed Proposition 209, the California Civil Rights Initiative, for important business reasons. PG&E has a long history of consistently supporting affirmative action and diversity. Although Proposition 209 affects only state government agencies in California, the proposal was characterized as anti-affirmative action and we believed it was important for our employees and the community to know where we stood. Affirmative action programs, and the principles of non-discrimination on which they are based, make eminently good business sense for the Company--diversity is a source of strength and it makes sound business sense to encourage diversity in PG&E's customers, its suppliers, and its employees. Thus, encouraging diversity is an extremely important--and legitimate--business issue, and one to which PG&E Corporation is strongly committed.

      This proposal, if adopted, would have a chilling effect on PG&E Corporation's ability to support or oppose future legislation that could significantly affect the business interests of the Corporation and its shareholders. PG&E Corporation has an ongoing responsibility to its shareholders and customers to stay abreast of local, state, and federal political trends and legislative proposals that may affect PG&E Corporation and its business. PG&E actively has followed legislation since the formation of the Company. Taking a stance on proposed bills and lobbying on behalf of PG&E Corporation are common industry practices which we believe are in the best interests of our shareholders.

      For these reasons, the PG&E Corporation Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

--------------------------------------------------------------------------------
                             Executive Compensation

          Nominating and Compensation Committee Report on Compensation

      Effective January 1, 1997, PG&E Corporation became the holding company of PG&E, Pacific Gas Transmission Company, and PG&E Enterprises. This new holding company structure, which is used by many utilities nationwide and by all major utilities headquartered in the State of California, will enhance PG&E Corporation's ability to respond to competitive changes in the energy utility industry and to new energy-related business opportunities. The structure will improve the financial separation of the holding company's California utility business from its other businesses, while providing greater financial flexibility.

      On December 18, 1996, PG&E, which was the sole shareholder of PG&E Corporation prior to the formation of the holding company structure, elected the Board of Directors of PG&E Corporation. The members of the Nominating and Compensation Committees of the PG&E Corporation and PG&E Boards of Directors are identical. This report relates to the compensation paid to executive officers of PG&E during the fiscal year ended December 31, 1996. Directors and officers of PG&E Corporation did not receive any additional compensation for their service on behalf of PG&E Corporation in 1996.

      PG&E, the principal subsidiary of PG&E Corporation, is one of the nation's largest investor-owned gas and electric utilities, serving more than 13 million people in Northern and Central California. PG&E's assets at December 31, 1996, totaled $26 billion and its earnings for the year exceeded $722 million. PG&E delivers power to customers from a diversified electric generating system, including hydroelectric, geothermal, and gas-fired facilities, and from one of the most successful nuclear power plants in the world.

      PG&E is committed to maintaining a high level of safety and service while at the same time creating value for the shareholders of PG&E Corporation. Meeting this challenge in an increasingly competitive world requires exceptional leadership provided by men and women who possess skill, experience, vision, and entrepreneurial spirit. PG&E's compensation programs are designed to attract, retain, and motivate these exceptional people. The programs reflect two fundamental principles which apply to every officer of PG&E:

      1. PG&E's compensation and benefits programs are competitive with those of other employers. PG&E competes for talent. Every company wants the most qualified and competent employees. Attracting and retaining employees who make the difference for shareholders, customers, and the Corporation require that PG&E offer competitive compensation and benefits.

      2. Part of every officer's compensation is tied directly to PG&E Corporation's financial performance for shareholders. If shareholders do well, officer compensation rises. If shareholders do not do well, officer compensation declines. In other words, a portion of every officer's compensation is "incentive compensation" which is at risk based on PG&E Corporation's financial performance. The greater the officer's management responsibilities, the larger the share of his or her total compensation is at risk.

      In order to implement these principles, PG&E established the following four objectives which were used to set 1996 compensation for officers:

      1. Total compensation (base salary, target annual incentive, long-term incentives, and benefits) and the pay mix should be competitive with the average compensation paid to all officers in a comparator group of companies that includes both major utilities and general industry companies.

      2. For utility-specific positions, annual cash compensation (base salary and target annual incentive) should be approximately equal to the average cash compensation paid by other large utilities.

      3. Approximately one-half of target total compensation should be tied directly to financial performance for shareholders.

      4. Incentive compensation should be tied to both short-term and long-term corporate financial performance. This reflects PG&E Corporation's commitment to achieve sustained growth in value for shareholders.

      Compensation for the Chief Executive Officer of PG&E is approved by the PG&E Board of Directors based on the recommendation of the Nominating and Compensation Committee, which is composed entirely of independent non-employee directors. In establishing the compensation of the Chief Executive Officer for 1996, the PG&E Board of Directors approved the recommendation of the Nominating and Compensation Committee without modification. Compensation for all other PG&E officers is approved by the Nominating and Compensation Committee. The Committee retains an independent consultant, Hewitt Associates, to help evaluate PG&E's compensation policies and to recommend compensation alternatives which are consistent with those policies. Founded in 1940, Hewitt Associates is an international firm of consultants and actuaries specializing in the design and administration of employee compensation and benefit programs. Hewitt Associates has been engaged by the PG&E Nominating and Compensation Committee since 1990.

      Effective in 1994, Section 162(m) of the Internal Revenue Code eliminated the deductibility of compensation over $1 million paid to the five highest paid executive officers of public corporations. However, the deduction limitation does not apply to amounts paid pursuant to performance-based compensation programs, provided that (1) the performance targets are preestablished, objective standards, (2) the programs have been approved by shareholders, and
(3) there is no discretion to modify or alter payments after the performance targets have been established for the year. A substantial portion of the compensation paid to PG&E's officers is wholly dependent upon corporate financial performance and is determined by comparing changes in shareholder value against predetermined performance targets set by the Nominating and Compensation Committee at the beginning of each year.

      Two of the three performance-based plans which PG&E currently uses are tied exclusively to total shareholder return from stock price appreciation and dividends. At last year's annual meeting, the PG&E shareholders approved amendments to these plans to adopt provisions required by the final regulations issued under Section 162(m). The third performance-based plan is tied to the attainment of financial and service-related objectives.

      To the extent consistent with the Nominating and Compensation Committee's overall policy of maintaining a competitive, performance-based compensation program, it is PG&E's intent to maintain the tax deductibility of the compensation which it pays. However, due to the restrictive nature of Section 162(m), technical compliance with its requirements can reduce or eliminate the value of using certain types of plans designed to provide incentives to increase shareholder value. As a result, although the Committee, in designing and maintaining a competitive incentive compensation program, will qualify as much of the program for deduction under Section 162(m) as is reasonably possible, such qualification is not a mandatory precondition to payments where technical compliance is inconsistent with program objectives. It is anticipated that the amount of any tax deduction forgone due to the impact of the Section 162(m) limit will be insignificant.

Principal Components of Compensation

Base Salary

      PG&E's executive salaries are reviewed annually by the Nominating and Compensation Committee based on (a) the results achieved by each individual, (b) expected corporate financial performance, measured by combined earnings per share, dividends, and stock price performance, and (c) changes in the average salaries paid by other large energy utilities and general industry companies.

      For 1996, the Nominating and Compensation Committee adopted the following officer pay objectives: (1) for all officers, a target total compensation (base salary, target annual incentive, long-term incentives, and benefits) objective of the average compensation paid to all officers of companies in a comparator group consisting of 32 major utilities and general industry companies, and (2) for utility-specific officer positions, a target cash compensation (base salary plus target annual incentive) objective of the average cash compensation paid by the utilities included in the comparator group. These utilities and general industry companies were selected by the Committee because they are comparable to PG&E in size and their approach to compensation emphasizes long-term incentives. Seven of the 14 utilities in the comparator group are included in the Dow Jones Utilities Index. Twenty-eight of the 32 utilities and general industry companies in the comparator group are included in the Standard & Poor's 500 Stock Index. In setting the 1996 salary levels for PG&E's executive officers, the Committee's objective was that the overall average of the salaries paid to all PG&E officers as a group (including the Chief Executive Officer) should be approximately equal to the target competitive level.

      In 1996, PG&E Chairman of the Board and Chief Executive Officer Stanley T. Skinner received a base salary of $660,000. This salary level is 20 percent below the average salary of chief executive officers of the 32 utilities and general industry companies in the comparator group. The overall average of the actual base salaries received by all PG&E officers (including Mr. Skinner) for 1996 was below the average salary paid to all officers of the comparator group.

Annual Incentive

      The PG&E Performance Incentive Plan for 1996 was designed to provide annual incentives to all officers and all management and non-bargaining unit employees based on the achievement of financial and service-related objectives. The performance measures for 1996 were (a) PG&E's success in meeting the corporate earnings-per-share (EPS) objective, and (b) the success of each employee's organizational unit in meeting its individual objectives, such as cost control, quality of customer service, and operational efficiency. Awards for the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer, the Executive Vice President, and certain other officers are based entirely on the corporate EPS performance objective. Awards for other participating employees are based on the corporate EPS performance objective plus the sum of the performance results in some or all of the following categories: organization, department, and individual objectives. These objectives are not necessarily weighted equally; the actual weightings for a given organizational unit are determined by the Chairman of the Board and Chief Executive Officer and the head of the organizational unit.

      At the beginning of the year, target awards are set based on each participating employee's job responsibilities and salary level. Final awards are determined by the Nominating and Compensation Committee and may range from zero to twice the target, depending on the extent to which the financial and service-related objectives are achieved. The Committee has discretion to modify or eliminate awards.

      In 1996, PG&E did not achieve its corporate EPS objective. Therefore, no 1996 Performance Incentive Plan awards were made to the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer, the Executive Vice President, or certain other PG&E officers whose awards were based solely on achievement of the EPS objective. The remaining officers, whose awards are based on a combination of EPS and other performance measures, received Performance Incentive Plan awards ranging from 56 percent to 88 percent of their target awards depending on the extent to which the particular service, operational, and other performance objectives set for each officer were achieved.

Long-Term Incentives

      The Stock Option Plan and the Performance Unit Plan (each of which is a component of the Long-Term Incentive Program) provide incentives based on PG&E Corporation's financial performance over time. On January 1, 1997, when PG&E Corporation became the holding company of PG&E, PG&E Corporation assumed the Long-Term Incentive Program, including the Stock Option Plan and the Performance Unit Plan, as well as options and performance unit awards then outstanding. The Nominating and Compensation Committee of the PG&E Corporation Board of Directors now administers these plans. As of January 1, 1997, all stock-based awards made under these plans relate to PG&E Corporation common stock.

      The Stock Option Plan provides incentives based on PG&E Corporation's ability to sustain financial performance over a three-to-ten year period. Under the Plan, officers, managers, and other key employees of PG&E receive stock options based on their responsibilities and position in PG&E. These options allow them to purchase a certain number of shares of PG&E Corporation common stock at the market price on the date of grant (typically the first business day of each year), provided that they hold the options for at least two full years and exercise them within ten years. PG&E Corporation does not reprice or change the terms of options once they have been granted.

      At the Nominating and Compensation Committee's discretion, stock options may be granted with tandem "stock appreciation rights" which have vesting periods and exercise guidelines that are similar to the options. These rights allow option-holders to surrender their options when they have vested and receive a cash payment equal to the difference between the exercise price and the current market price. No stock appreciation rights have been granted since 1991.

      Stock options also may be granted with tandem "dividend equivalents" which provide for credits to be made to a dividend equivalent account equal to the current common stock dividend multiplied by the recipient's unexercised options. This reflects the importance of dividends as a component of total shareholder return. Option-holders are entitled to receive the amounts accumulated in their dividend equivalent account only when, and to the extent that, the underlying options or stock appreciation rights are exercised. If a stock appreciation right is exercised, the option-holder receives the associated dividend equivalent only if the stock price has appreciated by at least 5 percent per year from the date of grant or by at least 25 percent if the options have been held for more than five years.

      The size of the stock option grant for each PG&E executive officer in 1996 was determined by the Nominating and Compensation Committee of the PG&E Board of Directors based on PG&E's objectives of paying total compensation at the average total compensation of the 32 utilities and general industry companies in the comparator group, and of tying approximately one-half of target total compensation directly to financial performance for shareholders. In making stock option grants, the Committee considered the amount of stock options previously granted to the executive officers, but the size of each executive officer's stock option grant was determined primarily based on the compensation objectives described above.

      For 1996, the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer, the Executive Vice President, and the six Senior Vice Presidents of PG&E each received a supplemental stock option grant (without dividend equivalents) in addition to their annual stock option grant. These supplemental grants are intended to align the long-term incentive compensation for PG&E's senior officers with the long-term incentive compensation for senior officers of other major utilities and general industry companies, while increasing the portion of those officers' total compensation which is at risk and tied directly to PG&E Corporation's performance for shareholders.

      The Performance Unit Plan provides incentives based on PG&E Corporation's ability to sustain superior total returns for shareholders (dividends plus stock price appreciation) over a three-year period. Although the discussion below refers to PG&E common stock and PG&E's corporate performance, as of January 1, 1997, incentives are based on PG&E Corporation's ability to sustain total returns for PG&E Corporation shareholders.

      Under the Plan, officers receive performance units reflecting their level of responsibility within PG&E. One-third of the units vest each year. At the end of each year, the number of vested performance units is increased or decreased based on PG&E's three-year total return for shareholders (dividends plus stock price appreciation) as compared with that of the 49 other largest energy utilities in the nation. Each officer receives an incentive payment equal to the final number of vested units multiplied by the average market price of PG&E common stock during the 30-day calendar period prior to the end of the year. In determining Performance Unit Plan results for a given year, PG&E's corporate performance in the current year is weighted at 60 percent, the performance in the prior year at 25 percent, and the performance in the year before that at 15 percent. Each time a cash dividend is declared on PG&E common stock, an amount equal to the cash dividend per share multiplied by the number of units held by a recipient will be accrued on behalf of the recipient and, at the end of the year, the amount of accrued dividend equivalents will be increased or decreased by the same percentage used to increase or decrease the recipient's number of vested performance units for the year.

      For the three years ended December 31, 1996, PG&E's total shareholder return had a weighted average ranking in the bottom quartile of the 50 largest utilities in the nation, below the minimum ranking required under the Plan for any payout. Therefore, no payouts were made to PG&E officers under the Plan for 1996.

Benefits

      PG&E provides retirement benefits for most of its employees through a combination of lifetime annuities based on salary level and years of service and tax-deferred savings arrangements which provide employees with an opportunity to supplement their retirement income through employee and PG&E matching contributions. The PG&E Flexible Benefits Plan allows all employees not covered by collective bargaining agreements to choose among a variety of benefit options, including medical and dental coverage and life insurance.

Summary

      We, the members of the Nominating and Compensation Committees of the Boards of Directors of PG&E Corporation and PG&E, believe that PG&E's compensation programs are successful in attracting and retaining qualified employees and in tying compensation directly to performance for shareholders and service to customers. We will continue to monitor closely the effectiveness and appropriateness of each of the components of compensation to reflect changes in PG&E Corporation's and PG&E's business environment.

March 3, 1997

Nominating and Compensation Committees of the Boards of Directors of PG&E Corporation and PG&E

Carl E. Reichardt, Chair
David M. Lawrence, MD
Samuel T. Reeves
John C. Sawhill
Alan Seelenfreund

         Comparison of Five-Year Cumulative Total Shareholder Return(1)

[This graph compares the cumulative total return on PG&E common stock (equal to dividends plus stock price appreciation) during the past five years with that of the Standard & Poor's 500 Stock Index and the Dow Jones Utilities Index. As of January 1, 1997, all outstanding shares of PG&E common stock were converted on a one-for-one basis to shares of PG&E Corporation common stock.]


                           [LINE GRAPH APPEARS HERE]

        1991    1992    1993    1994    1995    1996
------------------------------------------------------
PG&E    $100    $107    $120    $ 89    $112    $ 90
------------------------------------------------------
S&P     $100    $108    $118    $120    $165    $203
------------------------------------------------------
DJUI    $100    $104    $114    $ 97    $128    $139
------------------------------------------------------


(1) Assumes $100 invested on December 31, 1991, in PG&E common stock, the Standard & Poor's 500 Stock Index, and the Dow Jones Utilities Index, and assumes quarterly reinvestment of dividends. The total shareholder returns shown are not necessarily indicative of future returns.

                           Summary Compensation Table

[This table summarizes the principal components of compensation paid to the Chief Executive Officer and the five other most highly compensated executive officers of PG&E during the past year.]

                                                                                                Long-Term
                                                 Annual Compensation                           Compensation
                                   -----------------------------------------------    --------------------------------
                                                                                           Awards          Payouts
(A)                          (B)    (C)           (D)           (E)           (F)          (G)            (H)          (I)
                                    Total                                     Other                                    All
                                    Annual                                    Annual       Securities                  Other
                                    Compen-                                   Compen-      Underlying     LTIP         Compen-
                                    sation        Salary        Bonus         sation       Options/SARs   Payouts      sation
Position                     Year   ($)           ($)           ($)(1)        ($)(2)       (# of Shares)  ($)(3)       ($)(4)
Stanley T. Skinner,          1996   $  676,595    $660,000      $      0      $16,595      80,000         $      0     $35,369
Chairman of the Board and    1995    1,074,923     570,000       471,380       33,543      25,000           34,720      31,020
Chief Executive Officer of   1994      710,366     550,000       134,173       26,193      15,000           33,785      56,860
PG&E Corporation and PG&E

Robert D. Glynn, Jr.,        1996   $  463,311    $450,000      $      0      $13,311      48,000         $      0     $29,108
President and Chief          1995      588,924     338,333       229,437       21,154      10,000           16,986      23,312
Operating Officer of         1994      313,052     244,000        50,817       18,235       7,500           17,120      13,960
PG&E Corporation and PG&E

James D. Shiffer,            1996   $  352,573    $340,000      $      0      $12,573      26,500         $      0     $16,340
Executive Vice President of  1995      516,858     320,000       175,824       21,034      10,000           17,920      15,420
PG&E                         1994      394,197     310,000        61,776       22,421      10,000           21,622      33,130

Robert J. Haywood,           1996   $  306,956    $235,000      $ 67,306      $ 4,650      23,500         $      0     $11,478
Senior Vice President and    1995      318,542     190,000       119,497        9,045       7,500            8,960       9,130
General Manager              1994      187,533     160,000        21,450        6,083       4,500            8,180       8,038
Customer Energy Services of
PG&E

Gordon R. Smith,             1996   $  260,805    $250,000      $      0      $10,805      23,500         $      0     $11,861
Chief Financial Officer of   1995      355,138     207,000       130,535       17,603       7,500           11,944       9,925
PG&E Corporation and         1994      261,591     207,000        39,858       14,733       7,500           12,611       9,926
Senior Vice President and
Chief Financial Officer of
PG&E

Bruce R. Worthington,        1996   $  259,054    $250,000      $      0      $ 9,054      23,500         $      0     $11,250
General Counsel of           1995      323,734     207,000       106,461       10,273       5,000            3,862       9,315
PG&E Corporation and         1994      210,425     190,980        19,445            0       3,000                0      10,586
Senior Vice President and
General Counsel of PG&E

(1) Represents payments received or deferred in 1996 and 1995 for achievement of corporate and organizational objectives in 1995 and 1994, respectively, under the Performance Incentive Plan. No payments were made under the Plan in 1997 with respect to corporate performance in 1996.

(2) Amounts reported consist of (i) officer benefit allowances, (ii) payments of related taxes, and (iii) with respect to 1995 and 1994, dividend equivalent payments on performance units under the Performance Unit Plan.

(3) Represents payments received or deferred in 1996 and 1995 for achievement of corporate performance objectives for the period 1992 through 1995 under the Performance Unit Plan. No payments were made under the Plan in 1997 with respect to corporate performance for the period 1994 through 1996.

(4) Amounts reported for 1996 consist of: (i) PG&E matching contributions to the PG&E Savings Fund Plan (Mr. Skinner $6,750, Mr. Glynn $6,750, Mr. Shiffer $6,750, Mr. Haywood $6,750, Mr. Smith $6,750, and Mr. Worthington $6,750); (ii) PG&E-paid premiums on indemnity policies to secure the payment of benefits under the Supplemental Executive Retirement Plan and the Deferred Compensation Plan (Mr. Skinner $5,370, Mr. Glynn $780, Mr. Shiffer $1,020, Mr. Haywood $580, and Mr. Smith $610); (iii) payments received in lieu of vacation (Mr. Glynn $7,307); (iv) PG&E matching contributions received or deferred under the PG&E Savings Fund Plan excess benefit arrangement (Mr. Skinner $22,950, Mr. Glynn $13,500, Mr. Shiffer $8,550, Mr. Haywood $3,825, Mr. Smith $4,500, and Mr. Worthington $4,500); and (v) that portion of interest accrued on deferred compensation account balances in 1996 above 120% of the then applicable federal rate (Mr. Skinner $299, Mr. Glynn $772, Mr. Shiffer $20, Mr. Haywood $323, and Mr. Smith $1).

                            Option/SAR Grants in 1996

[This table summarizes the distribution and the terms and conditions of stock options granted to the executive officers named in the Summary Compensation Table during the past year.]

                                                                                                  Grant
                                       Individual Grants                                        Date Value
---------------------------------------------------------------------------------------------   ----------
(A)                       (B)                      (C)                 (D)         (E)          (F)
                                                   % of Total
                          Number of Securities     Options/SARs        Exercise or              Grant Date
                          Underlying Options/SARs  Granted to          Base Price  Expiration   Present
Name                      Granted (#)(1)           Employees in 1996   ($/Sh)(2)   Date(3)      Value ($)(4)
Stanley T. Skinner        80,000                   9.11%               $28.25      01-03-2006    $378,100

Robert D. Glynn, Jr.      48,000                   5.47%               $28.25      01-03-2006     226,860

James D. Shiffer          26,500                   3.02%               $28.25      01-03-2006     136,855

Robert H. Haywood         23,500                   2.68%               $28.25      01-03-2006     108,745

Gordon R. Smith           23,500                   2.68%               $28.25      01-03-2006     108,745

Bruce R. Worthington      23,500                   2.68%               $28.25      01-03-2006     108,745

(1) All options granted to executive officers in 1996 are exercisable as follows: one-third of the options may be exercised on or after the second anniversary of the date of grant, two-thirds on or after the third anniversary, and 100 percent on or after the fourth anniversary. Options for the following number of shares were accompanied by tandem dividend equivalents which provide for credits to be made to the officer's dividend equivalent account in the amount of the current PG&E Corporation common stock dividend multiplied by the officer's unexercised options: Mr. Skinner 30,000 shares, Mr. Glynn 18,000 shares, Mr. Shiffer 11,500 shares, Mr. Haywood 8,500 shares, Mr. Smith 8,500 shares, and Mr. Worthington 8,500 shares. Funds in the account are paid out only when, and to the extent that, the underlying options are exercised. At the time of exercise, the exercise price may be paid in cash or shares of PG&E Corporation common stock owned by the optionee for at least one year, or "cashless exercise" procedures may be used.

(2) The exercise price is equal to the closing price of PG&E common stock on January 2, 1996, the date of grant.

(3) All options granted to executive officers in 1996 expire 10 years and one day from the date of grant, subject to earlier expiration in the event of the officer's termination of employment with PG&E.

(4) Estimated present values are based on the Black-Scholes Model, a mathematical formula used to value options traded on stock exchanges and, for options granted with dividend equivalents, estimated present values include dividend equivalents. The Black-Scholes Model considers a number of factors, including the expected volatility and dividend rate of the stock, interest rates, and time of exercise of the option. The following assumptions were used in applying the Black-Scholes Model to the 1996 option grants shown in the table above: volatility of 15.12%, risk-free rate of return of 5.93%, dividend yield of $1.96 (the annual dividend rate on the grant date), and an exercise date five years after the date of grant. The ultimate value of the options will depend on the future market price of PG&E Corporation common stock, which cannot be forecast with reasonable accuracy. That value will depend on the future success achieved by employees for the benefit of all shareholders. The estimated grant date present values for options with and without dividend equivalents are $9.37 and $1.94 per share, respectively.

     Aggregated Option/SAR Exercises in 1996 and Year-End Option/SAR Values

[This table summarizes exercises of stock options and tandem stock appreciation rights (granted in prior years) by the executive officers named in the Summary Compensation Table during the past year, as well as the number and value of all unexercised options held by such named executive officers at the end of 1996.]


(A)                  (B)                     (C)               (D)                       (E)
                                                                 Number of Securities    Value of Unexercised
                                                                 Underlying Unexercised  In-the-Money
                       Shares Acquired       Value Realized      Options/SARs at         Options/SARs at
Name                   on Exercise           ($)(2)              End of 1996 (#)         End of 1996 ($)(3)
                       (#)(1)                                    (Exercisable/           (Exercisable/
                                                                 Unexercisable)          Unexercisable)
Stanley T. Skinner        0                  $0                  48,334/101,666          $0/$0

Robert D. Glynn, Jr.      0                   0                  23,334/ 57,166           0/ 0

James D. Shiffer          0                   0                  30,001/ 36,499           0/ 0

Robert J. Haywood         0                   0                  13,000/ 30,000           0/ 0

Gordon R. Smith           0                   0                  17,500/ 31,000           0/ 0

Bruce R. Worthington      0                   0                   9,667/ 27,833           0/ 0

(1) Represents the number of shares for which the named executive officers exercised options and tandem SARs payable in cash. No shares were received upon exercise of options due to the use of "cashless exercise" procedures.

(2)  Excludes amounts received under tandem dividend equivalents, if any.

(3) Based on the difference between the option exercise price (without reduction for the amount of accrued dividend equivalents, if any) and a fair market value of $21.00, which was the closing price of PG&E common stock on December 31, 1996.

                    Long-Term Incentive Plan--Awards in 1996

[This table summarizes the long-term incentive awards made to the executive officers named in the Summary Compensation Table during the past year.]

                                                                                    Estimated Future Payouts Under
                                             Awards                                  Non-Stock Price-Based Plans
                            ---------------------------------------------   --------------------------------------------
(A)                         (B)                          (C)                (D)           (E)             (F)
                                                         Performance or
                                                         Other Period
                            Number of Shares,            Until Maturation   Threshold      Target          Maximum
Name                        Units, or Other Rights(1)    or Payout          ($ or #)(2)    ($ or #)(2)     ($ or #)(2)
Stanley T. Skinner          12,000                       3 years            0 units        12,000 units    24,000 units

Robert D. Glynn, Jr.         6,000                       3 years            0 units         6,000 units    12,000 units

James D. Shiffer             4,000                       3 years            0 units         4,000 units     8,000 units

Robert J. Haywood            3,000                       3 years            0 units         3,000 units     6,000 units

Gordon R. Smith              3,000                       3 years            0 units         3,000 units     6,000 units

Bruce R. Worthington         3,000                       3 years            0 units         3,000 units     6,000 units

(1) Represents performance units granted under the Performance Unit Plan. The units vest one-third in each of the three years following the grant year, and are earned over the vesting period based on PG&E Corporation's three-year total annual shareholder return (dividends plus stock price appreciation) as compared with that achieved by the 49 other largest domestic energy utilities. This performance target may be adjusted during the vesting period, at the sole discretion of the Nominating and Compensation Committee, to reflect extraordinary events beyond management's control. In determining PG&E Corporation's total annual shareholder return relative to the 49 other utilities, third-year performance is weighted at 60%, second-year performance at 25%, and first-year performance at 15%. Each time a cash dividend is declared on PG&E Corporation common stock, an amount equal to the cash dividend per share multiplied by the number of units held by a recipient will be accrued on behalf of the recipient and, at the end of the year, the amount of accrued dividend equivalents will be increased or decreased by the same percentage used to increase or decrease the recipient's number of vested performance units for the year.

(2) Payments are determined by multiplying the number of units earned in a given year by the average market price of PG&E Corporation common stock for the last 30-day calendar period of the year.



                               Retirement Benefits


      PG&E provides retirement benefits to the executive officers named in the Summary Compensation Table on page 24. The benefit formula is 1.6 percent of the average of the three highest combined salary and annual incentive awards during the last ten years of service multiplied by years of credited service. As of December 31, 1996, the estimated annual retirement benefits for the most highly compensated executive officers, assuming credited service to age 65, are as follows: Mr. Skinner, $513,440; Mr. Glynn, $180,184; Mr. Shiffer, $297,430; Mr.
Haywood $145,277; Mr. Smith, $203,412; and Mr. Worthington, $172,347. The amounts shown are single life annuity benefits and would not be subject to any Social Security offsets.

--------------------------------------------------------------------------------
                                Other Information



Principal Shareholders

     The following table presents certain information regarding shareholders who are known to PG&E Corporation or PG&E to be the beneficial owners of more than 5 percent of any class of voting securities of PG&E Corporation or PG&E as of January 31, 1997:

                                    Name and Address of       Amount and Nature of      Percent
         Class of Stock             Beneficial Owner          Beneficial Ownership     of Class
      PG&E common stock           PG&E Corporation(1)               409,120,387          100
                                  77 Beale Street
                                  San Francisco, CA 94105

      PG&E Corporation            State Street Bank and              43,819,920           10.71
      common stock                Trust Company(2)
                                  225 Franklin Street
                                  Boston, MA 02110

(1) As a result of the formation of the holding company, PG&E Corporation became the holder of all issued and outstanding shares of PG&E common stock on January 1, 1997.

(2) The information relating to State Street Bank and Trust Company is based on beneficial ownership as of December 31, 1996, as reported in a Schedule 13G, dated February 10, 1997, filed with the Securities and Exchange Commission. 39,556,596 shares are held by the bank in its capacity as Trustee of the PG&E Savings Fund Plan for its employees. The Trustee may not vote these shares in the absence of voting instructions from the Plan participants. The bank also holds 4,263,324 shares of PG&E Corporation common stock as trustee of various collective investment funds and trusts. The bank has sole voting power with respect to 3,688,724 of these shares, shared voting power with respect to 3,200 of these shares, sole investment power with respect to 4,254,641 of these shares, and shared investment power with respect to 8,683 of these shares.

Proposals by Shareholders - 1998

      Any proposal by a shareholder to be submitted for inclusion in proxy soliciting material for the 1998 annual shareholders' meetings of PG&E Corporation and PG&E must be received by the Corporate Secretary after April 16, 1997, but no later than November 3, 1997.

Annual Report

      PG&E Corporation's and PG&E's joint 1996 Annual Report to Shareholders, including financial statements, accompanies this Joint Proxy Statement.

Method and Cost of Soliciting Proxies

      PG&E Corporation and PG&E intend to solicit proxies principally by mail. Proxies also may be solicited by personal contact, telephone, or other means by officers and other employees of PG&E Corporation or PG&E. PG&E Corporation and PG&E have retained D. F. King & Co., Inc. to assist in the solicitation of proxies at an estimated fee of $11,500 plus reimbursement of reasonable expenses. In addition, brokers, banks, and other fiduciaries and nominees will be reimbursed for the reasonable expenses of forwarding the Joint Proxy Statement and other proxy materials to beneficial owners of PG&E Corporation and PG&E stock. The entire cost of soliciting proxies will be paid by PG&E Corporation and PG&E.

      PG&E Corporation and PG&E also have retained Corporate Election Services, Inc. to assist in the tabulation of proxies and to act as the inspector of election at the annual meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

      In accordance with Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission ("SEC") regulations, PG&E Corporation's and PG&E's respective directors, certain officers, and persons who own greater than 10 percent of PG&E Corporation's or PG&E's equity securities are required to file reports of ownership and changes in ownership of such equity securities with the SEC and the principal national securities exchange on which such equity securities are registered, and to furnish PG&E Corporation or PG&E (as the case may be) with copies of all such reports they file.

      Based solely on its review of copies of such reports received or written representations from certain reporting persons, PG&E Corporation and PG&E believe that during 1996 all filing requirements applicable to their directors, officers, and 10 percent shareholders were satisfied.

Other Matters

      Management does not know of any matter to be acted upon at the meetings other than the matters above described. However, if any other matter should properly come before the annual meetings, the proxyholders named in the enclosed proxy will vote the shares for which they hold proxies at their discretion.

                                 By Order of the Boards of Directors of
                                 PG&E Corporation and PG&E,

                                 /s/ Leslie H. Everett

                                 Leslie H. Everett
                                 Corporate Secretary, PG&E Corporation
                                 Vice President and Corporate Secretary, PG&E

      At the annual meetings of shareholders, real-time captioning services and headsets will be available for the hearing impaired. Please contact an usher at the meeting if you wish to be seated in the real-time captioning section or to use a headset.

      Audio cassette recordings of the meetings will be available, without charge, for shareholders with impaired vision. Please contact the office of the Corporate Secretary, 77 Beale Street, Mail Code B32, P.O. Box 770000, San Francisco, CA 94177, or call (415) 973-2880.

                             Your vote is important.
         Please sign, date, and return your proxy as soon as possible.

[RECYCLE LOGO]  Printed with soybean ink on recycled/recyclable paper

The undersigned hereby appoints Stanley T. Skinner, Robert D. Glynn, Jr., and Leslie H. Everett, or any of them, proxies of the undersigned, with full power of substitution, to vote the stock of the undersigned at the annual meeting of shareholders of PG&E Corporation, to be held at 1111 California Street, San Francisco, California, on Wednesday, April 16, 1997, at 10:00 a.m., and at any adjournment or postponement thereof, as instructed on the reverse hereof and upon all motions and resolutions which may properly be presented for consideration at said meeting. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PG&E CORPORATION.

     PG&E CORPORATION

                                 Please mark, sign, date, and return this proxy promptly to Corporate Election Services, P.O. Box 3200, Pittsburgh, PA 15230-3200.

                                -----------------------------  -----------, 1997

                                -----------------------------  -----------, 1997
                                   SHAREHOLDER'S SIGNATURE         DATE

                                If you are signing for the shareholder, please sign the shareholder's name and your name, and state the capacity in which you act.

Shareholder's Proxy For Annual Meeting, April 16, 1997
--------------------------------------------------------------------------------
   - PLEASE DETACH HERE AND RETURN THIS PROXY TO CORPORATE ELECTION SERVICES
                       IN THE ENCLOSED REPLY ENVELOPE. -

[LOGO OF PG&E   PG&E CORPORATION
  CORPORATION]  ----------------
                                ANNUAL MEETING
          TO BE HELD AT:

          MASONIC AUDITORIUM
          1111 CALIFORNIA STREET
          SAN FRANCISCO, CA 94108

          APRIL 16, 1997, AT 10:00 A.M.

- PLEASE USE THE ATTACHED TICKET TO ATTEND THE PG&E CORPORATION ANNUAL MEETING.
                    YOU ALSO MAY REGISTER AT THE MEETING. -
--------------------------------------------------------------------------------
PG&E CORPORATION        1997 Annual Meeting Ticket


                    FOR THE ANNUAL SHAREHOLDERS' MEETING AT
                         ----------------------------
                         10:00 A.M. ON APRIL 16, 1997
                         ----------------------------

 TO BE HELD AT THE MASONIC AUDITORIUM, 1111 CALIFORNIA STREET, SAN FRANCISCO.
         (DOORS OPEN AT 9:00 A.M. YOU MAY BYPASS THE REGISTRATION AREA
          AND PRESENT THIS TICKET AT THE ENTRANCE TO THE AUDITORIUM.)

Note: Cellular telephones, cameras, tape recorders, etc., will not be allowed in the auditorium during the meeting, other than for PG&E Corporation purposes. A checkroom will be provided. For your protection, all briefcases, purses, packages, etc., will be subject to inspection as you enter the meeting. We regret any inconvenience this may cause you. (See reverse side for additional information.)

--------------------------------------------------------------------------------
YOUR PROXY IS SOLICITED BY THE PG&E CORPORATION BOARD OF DIRECTORS. Unless contrary instructions are given below, the above designated proxies will vote the PG&E Corporation shares for which they hold proxies FOR Items 1 and 2 and AGAINST Items 3, 4, 5, 6, 7, and 8.
--------------------------------------------------------------------------------

    PG&E       1. Election of Directors
 CORPORATION      Nominees are: Richard A. Clarke; Harry M. Conger; David A. Coulter; C. Lee Cox; William S. Davila; Robert D.
  DIRECTORS       Glynn, Jr.; David M. Lawrence, MD; Richard B. Madden; Mary S. Metz; Rebecca Q. Morgan; Samuel T. Reeves; Carl E.
  RECOMMEND       Reichardt; John C. Sawhill; Alan Seelenfreund; Stanley T. Skinner; and Barry Lawson Williams
   A VOTE
     FOR          [ ] FOR all nominees listed above (except            [ ] WITHHOLD vote          [ ] WITHHOLD vote only for
ITEMS 1 AND 2         as indicated to the contrary)                        for ALL nominees           ______________________

               2. Ratification of the appointment of Arthur Andersen LLP as                      FOR     AGAINST   ABSTAIN
                  PG&E Corporation's independent public accountants.............                 [ ]       [ ]       [ ]
------------------------------------------------------------------------------------------------------------------------------------
     PG&E                                                                                               FOR    AGAINST    ABSTAIN
  CORPORATION   3. Shareholder Proposal Regarding Lead Director and Vice Chairman.....................  [_]      [_]        [_]
   DIRECTORS    4. Shareholder Proposal Regarding Board Attendance....................................  [_]      [_]        [_]
   RECOMMEND    5. Shareholder Proposal Regarding Restricted Stock Plan for Non-Employee Directors....  [_]      [_]        [_]
    A VOTE      6. Shareholder Proposal Regarding Proxy Voting........................................  [_]      [_]        [_]
    AGAINST     7. Shareholder Proposal Regarding Compensation of Directors...........................  [_]      [_]        [_]
ITEMS 3, 4, 5,  8. Shareholder Proposal Regarding PG&E's Action on Proposition 209....................  [_]      [_]        [_]
  6, 7, AND 8
------------------------------------------------------------------------------------------------------------------------------------

   - DETACH HERE AND RETURN THE TOP SECTION TO CORPORATION ELECTION SERVICES
                        IN THE ENCLOSED REPLY ENVELOPE.-

All available space at the Memorial Temple Garage at 1101 California Street (adjacent to the Masonic Auditorium) has been reserved to provide complimentary parking for shareholders. However, capacity is limited. Please show your annual meeting ticket to the garage attendant as you enter the garage.

Real-time captioning services and headsets will be available at the meeting for shareholders with impaired hearing. Please contact an usher at the meeting if you wish to be seated in the real-time captioning section or to use a headset.

    [LOGO OF PG&E  PG&E CORPORATION          1997 ANNUAL MEETING
      CORPORATION] ----------------

                                             SAVINGS FUND PLAN FOR EMPLOYEES
                                             OF PACIFIC GAS AND ELECTRIC COMPANY

                                             VOTING INSTRUCTIONS TO THE TRUSTEE


                               PLEASE SIGN, DATE, AND RETURN THIS FORM PROMPTLY.
                            (Mark your voting instructions on the reverse side.)

                                    ----------------------- --------------, 1997
                                            Signature           Date
--------------------------------------------------------------------------------
        - Please detach here and return the top section to the Trustee
                                                               -------
                       in the enclosed reply envelope.-



TO ALL PARTICIPANTS IN THE SAVINGS FUND PLAN:

     AS A PARTICIPANT, YOU ARE ENTITLED TO DIRECT THE TRUSTEE HOW TO VOTE THE SHARES OF PG&E CORPORATION COMMON STOCK ALLOCATED TO YOUR ACCOUNT. This form is provided for your use in giving the Trustee of the Plan confidential instructions to vote your stock held in the Plan at PG&E Corporation's annual meeting of shareholders on April 16, 1997. You have one vote for each share of PG&E Corporation common stock credited to your account as of February 18, 1997. Enclosed is a joint proxy statement which sets forth the business to be transacted at the meeting. Please indicate your instructions on this form and sign, date, and return the top section to STATE STREET BANK AND TRUST COMPANY, TRUSTEE OF THE PLAN, in the envelope provided. IF YOU SIGN BUT DO NOT OTHERWISE COMPLETE THE FORM, THE TRUSTEE WILL VOTE ALL SHARES IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PG&E CORPORATION BOARD OF DIRECTORS. Stock in your Plan account for which the Trustee has not received a signed voting instruction form will not be voted by the Trustee. Participants who also own stock outside the Plan will receive a separate proxy form for those shares. Those proxies should be returned directly to Corporate Election Services for tabulation.

     To ensure that your shares of PG&E Corporation common stock are represented at the meeting, it is important that your voting instructions be received by the Trustee on or before April 15, 1997.

                State Street Bank and Trust Company, as Trustee
                   of the Savings Fund Plan for Employees of
                       Pacific Gas and Electric Company
                                Box 1997 G.P.O.
                           New York, N.Y. 10117-0024


                  RETAIN THE BOTTOM SECTION FOR YOUR RECORDS

-------------------------------------------------------------------------------
TO STATE STREET BANK AND TRUST COMPANY, TRUSTEE
     PURSUANT TO THE PROVISIONS OF THE SAVINGS FUND PLAN FOR EMPLOYEES OF PACIFIC GAS AND ELECTRIC COMPANY, YOU ARE INSTRUCTED AS INDICATED BELOW WITH RESPECT TO VOTING THE SHARES OF STOCK CREDITED TO MY ACCOUNT IN THE PLAN AS OF FEBRUARY 18, 1997, AT THE ANNUAL MEETING OF SHAREHOLDERS OF PG&E CORPORATION TO BE HELD ON APRIL 16, 1997, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
                   VOTING INSTRUCTIONS TO THE TRUSTEE -- 1997

------------------------------------------------------------------------------------------------------------------------------------
    PG&E       1. Election of Directors
 CORPORATION      Nominees are: Richard A. Clarke; Harry M. Conger; David A. Coulter; C. Lee Cox; William S. Davila; Robert D.
  DIRECTORS       Glynn, Jr.; David M. Lawrence, MD; Richard B. Madden; Mary S. Metz; Rebecca Q. Morgan; Samuel T. Reeves; Carl E.
  RECOMMEND       Reichardt; John C. Sawhill; Alan Seelenfreund; Stanley T. Skinner; and Barry Lawson Williams
   A VOTE
     FOR          [ ] FOR all nominees listed above (except            [ ] WITHHOLD vote          [ ] WITHHOLD vote only for
ITEMS 1 AND 2         as indicated to the contrary)                        for ALL nominees           ______________________

               2. Ratification of the appointment of Arthur Andersen LLP as                      FOR     AGAINST   ABSTAIN
                  PG&E Corporation's independent public accountants..............                [ ]       [ ]       [ ]
------------------------------------------------------------------------------------------------------------------------------------
     PG&E                                                                                               FOR    AGAINST    ABSTAIN
  CORPORATION   3. Shareholder Proposal Regarding Lead Director and Vice Chairman.....................  [_]      [_]        [_]
   DIRECTORS    4. Shareholder Proposal Regarding Board Attendance....................................  [_]      [_]        [_]
   RECOMMEND    5. Shareholder Proposal Regarding Restricted Stock Plan for Non-Employee Directors....  [_]      [_]        [_]
    A VOTE      6. Shareholder Proposal Regarding Proxy Voting........................................  [_]      [_]        [_]
    AGAINST     7. Shareholder Proposal Regarding Compensation of Directors...........................  [_]      [_]        [_]
ITEMS 3, 4, 5,  8. Shareholder Proposal Regarding PG&E's Action on Proposition 209....................  [_]      [_]        [_]
  6, 7, AND 8
------------------------------------------------------------------------------------------------------------------------------------

            - DETACH HERE AND RETURN THE TOP SECTION TO THE TRUSTEE
                                                            -------
                        IN THE ENCLOSED REPLY ENVELOPE.-